Exhibit 23.3

[LETTERHEAD OF RP FINANCIAL, LC.]

September 13, 2005

Board of Directors

Enfield Mutual Holding Company

New England Bancshares, Inc.

Enfield Federal Savings and Loan Association

660 Enfield Street

Enfield, Connecticut 06082

Members of the Boards of Directors:

We hereby consent to the use of our firm’s name in the Form AC Application for Conversion, and any amendments thereto, for Enfield Mutual Holding Company and in the Form SB-2 Registration Statement, and any amendments thereto, for NEBS Bancshares, Inc. We also hereby consent to the inclusion of, summary of and references to our Appraisal and our statement concerning subscription rights in such filings including the prospectus of NEBS Bancshares, Inc.

Sincerely,

RP® FINANCIAL, LC.